EXHIBIT 2.3

TERMS AND CONDITIONS OF THE WARRANTS

WKN: 163 076

ISIN: NL 000 026 848 0

§ 1

Form

1.	Up to 4,393,095 warrants (the “Warrants”) have been allotted by IFCO Systems N.V., Rivierstaete, Amsteldijk 166, 1079 LH Amsterdam, The Netherlands, (the “Company”), to its current shareholders (the “Current Shareholders” and each an “Current Shareholder”) of record on December 13, 2002 (the “Record Date”) at a ratio of one Warrant per one issued and outstanding ordinary share of the Company held by such Current Shareholders. No Warrants shall be issued with respect to fractions of ordinary shares held by Current Shareholders. Subject to these terms and conditions of the Warrants (the “Terms and Conditions”), the Warrants carry the right to subscribe for new bearer Ordinary Shares (as defined in § 9.1 of these Terms and Conditions) in the Company (the “Warrant Shares” and each a “Warrant Share”). The Warrants shall rank pari passu among themselves.

2.	Warrants issued to Current Shareholders as of the Record Date listed on the Company’s New York share register shall be issued in certificated form (the “Certificated Warrants”). Warrants allotted to Current Shareholders that hold Ordinary Shares of the Company as of the Record Date through the clearing system of Clearstream Banking AG, Frankfurt am Main (“Clearstream”), shall be issued in bearer form (the “Bearer Warrants”).

Bearer Warrants shall be represented by a single definite global bearer warrant certificate (the “Global Bearer Warrant Certificate”), which shall be deposited with Clearstream.

All Warrant Shares issued upon exercise of the Warrants shall be held through the clearing system of Clearstream and shall be issued in bearer form. A holder of Bearer Warrants (each a “Holder” and collectively “Holders”) shall not be permitted to hold his/her Warrants in certificated form or have his/her Warrants evidenced by a warrant certificate.

3.	The Global Bearer Warrant Certificate shall represent such of the outstanding Warrants as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be increased, as appropriate, by adjustments made on the records of Clearstream.

4.	The Global Bearer Warrant Certificate shall be signed on behalf of the Company by any two Directors of the Company as permitted by the Company’s Articles of Association.

5.	The Global Bearer Warrant Certificate deposited with Clearstream shall bear the following legend on the front thereof (in addition to any other legends that may be required under applicable law or that the Company shall deem appropriate to reflect any other restrictions applicable to the Global Bearer Warrant Certificate or the Warrants represented thereby):

“THE WARRANTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY STATE OF THE UNITED STATES. NEITHER THESE WARRANTS NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT AND ALL APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS OF THE UNITED STATES.”

§ 2

Exercise of the Warrants

1.	Subject to these Terms and Conditions, each Holder of a Warrant has the right (the “Subscription Right”) to subscribe for Warrant Share(s), which Subscription Right may be exercised at any time during the period of thirty (30) days immediately following the announcement by the Company of the exercise period for the Warrants, which announcement date shall be as soon as possible after the Valuation Determination Date (as defined in § 19 of these Terms and Conditions) (the “Exercise Period”) to exercise Warrants and receive from the Company the number of Warrant Shares which the Holder of the Warrant may at the time be entitled to receive upon exercise of such Warrants. The number of Warrant Shares to be delivered upon exercise of one Warrant shall be calculated, subject to the provisions of this § 2 of these Terms and Conditions, in accordance with Table A set forth in § 5 of these Terms and Conditions and is subject to adjustment under the circumstances as provided in § 9 of these Terms and Conditions. Pursuant to Table B, depending on the Company’s equity value (as determined in accordance with the provisions of Table A) as of the Valuation Date (as defined in § 19 of these Terms and Conditions), Warrant Shares issuable upon exercise of all issued and outstanding Warrants shall represent up to twenty-five percent (25%) of the Company’s total issued and outstanding ordinary share capital, including, without limitation, Ordinary Shares to be issued to Consenting Noteholders (as defined in § 19 of these Terms and Conditions) in exchange for Notes (as defined in § 19 of these Terms and Conditions) pursuant to the terms of the Restructuring Agreement (as defined in § 19 of these Terms and Conditions), as of the Valuation Date (as defined in § 19 of these Terms and Conditions). Prior to the issuance of the Warrant Shares to each Holder upon exercise of the Warrants, the Company will resolve to set off the amount due in Euro from each exercising Holder to cover the nominal value of the Warrant Shares issued upon exercise of the Warrants, against the respective claim of each Holder against the Company to make a payment in Euro from the Par Value Subscription Reserve (as defined in § 3 of these Terms and Conditions), subject to the provisions of § 3 of these Terms and Conditions. The number of Warrant Shares receivable upon exercise of a Warrant is subject to adjustment under certain circumstances as provided in § 9 of these Terms and Conditions. Each Warrant not exercised prior to 5:00 p.m. (Frankfurt time) on the last day of the Exercise Period (the “Expiration Time”) shall become void and all rights thereunder and all rights in respect thereof under these Terms and Conditions shall cease as of such time.

2.	The Company does not assume any liability for costs incurred by a Holder relating to the exercise of a Warrant unless otherwise specified in these Terms and Conditions. The Company will inform the Holders as soon as practicable prior to the commencement of the Exercise Period pursuant to § 2.3 hereof, if and to which extent it will pay any fees charged by depository banks to Holders in connection with the exercise of Warrants.

3.	The Company shall as soon as reasonably practicable prior to the commencement of the Exercise Period send to each Holder, the Transfer Agent and the Warrant Agent (in accordance with the provisions of these Terms and Conditions) notice of the commencement of the Exercise Period, which notice shall specify the number of Warrant Shares issuable upon exercise and confirm the Expiration Time. The Company shall as soon as reasonably practicable prior to the commencement of the Exercise Period publish an announcement in a German mandatory newspaper with nationwide circulation designated by Frankfurt Stock Exchange, which notice shall specify the number of Warrant Shares issuable upon exercise and confirm the Expiration Time.

4.	Subject to these Terms and Conditions, a Holder may validly exercise the Subscription Right at any time during the Exercise Period and prior to the Expiration Time by:

(a)	delivering a written subscription notice (the “Subscription Notice”) to the Warrant Agent, by use of a form available at the office of the Warrant Agent or by providing all information and statements requested in such Subscription Notice;

(b)	surrendering Warrants to the Warrant Agent by either (i) an irrevocable instruction to the Warrant Agent to withdraw the Warrants from the collective safe custody account, if any, maintained with the Warrant Agent, or (ii) by crediting the Warrants to the account of the Warrant Agent with Clearstream; and

(c)	paying in Euro to the Company any Subscription Contribution (as defined in § 3.2 of these Terms and Conditions) required for each Warrant then exercised.

A Warrant can only be exercised in respect of all Warrant Shares issuable upon the exercise of such Warrant.

5.	The Company shall issue the Warrant Shares to a Holder upon the Subscription Right being duly exercised and upon payment in Euro to the Company of any the Subscription Contribution (as defined in § 3.2 of these Terms and Conditions) for each Warrant then exercised. Payment of any Subscription Contribution not otherwise paid by the Company as provided in § 3.2 of these Terms and Conditions, shall be made in the form of wire transfer of immediately available funds or a certified or official bank or bank cashier’s check payable to the order of the Company. The Warrant Shares shall be issued in a form representing good delivery for the purpose of settlement on the Frankfurt Stock Exchange on the day on which the delivery is effected. Settlement of all Warrant Shares issued upon exercise of Warrants shall be effected as soon as practicable, but in any event no later than ten (10) Business Days (as defined in § 19 of these Terms and Conditions) following the Expiration Time.

6.	In the event that certificates for the Warrant Shares are issued, such certificate or certificates shall have such legends printed thereon or attached thereto as the Company shall deem appropriate to reflect any restrictions that may be applicable to the Warrant Shares represented thereby under applicable securities laws (including, without limitation, the 1933 Act (as defined in § 19 of these Terms and Conditions).

7.	A Warrant may only be exercised in respect of all Warrant Shares issuable upon exercise of such Warrant. The Warrant Agent shall cause all Warrants exercised to be canceled pursuant to the standard procedures of the Warrant Agent and Clearstream and in accordance with applicable law. The Warrant Agent shall account promptly to the Company with respect to the Warrants exercised and pay to the Company, as soon as practicable, in Euro, any and all monies received by the Warrant Agent in respect of any Subscription Contribution.

8.	The Warrant Agent shall keep copies of these Terms and Conditions and any written notices given or received hereunder available for inspection by the Holders during normal business hours at it office until the Expiration Time. The Company shall supply the Transfer Agent and the Warrant Agent from time to time with all written notices given by the Company as the Transfer Agent and the Warrant Agent may reasonably request.

9.	The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant, and the number of Warrant Shares issuable to a Holder of a Warrant upon exercise of a Warrant shall be rounded down to the nearest whole number. As to any fraction of a Warrant Share which a Holder of one or more Warrants, the Subscription Rights under which are exercised in the same transaction, would otherwise be entitled to receive upon such exercise but for this § 2, the Company shall retain such fractional Warrant Shares and dispose of such fractional Warrant Shares, retaining the proceeds thereof for the benefit of the Company. If a Holder’s Subscription Contribution (as defined in § 3.2 of these Terms and Conditions) ends in a fraction of Euro cent, then such fraction of a Euro cent will be rounded up to the nearest whole Euro cent.

§ 3

Payment of Nominal Value

1.	In order to ensure that Warrant Shares issued upon exercise of the Warrants are legally issued and fully paid and non-assessable, the Company shall pay the exercise price of the Warrants by setting off the amount due in Euro from each exercising Holder to cover the nominal value of the Warrant Shares issued upon exercise of the Warrant, against the respective claim of each Holder against the Company to make a payment in Euro from the Par Value Subscription Reserve. “Par Value Subscription Reserve” shall mean a non-cash or book transfer by the Company from “capital in excess of par” to “stated capital” as reflected on the Company’s balance sheet of the requisite amount up to EUR 50,000, to be used to satisfy payment in Euro of the nominal value of Warrant Shares issuable upon exercise of all Warrants exercised by Holders during the Exercise Period, subject to § 3 of these Terms and Conditions. Such set-off will occur at the time of the exercise of the Warrants, up to an aggregate maximum amount of EUR 50,000 (or such higher amount as the shareholders of the Company may determine after the Effective Date (as defined in § 19 of these Terms and Conditions), in accordance with the Articles of Association, is necessary to comply with applicable securities laws and Dutch law), which set-off shall be satisfied through application of the Par Value Subscription Reserve.

2.	If the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants during the Exercise Period exceeds the Par Value Subscription Reserve, EUR 50,000 (or such higher amount established pursuant to § 3.2 hereof), the Company shall notify the Holders and the Warrant Agent in accordance with § 18.1 hereof, and each exercising Holder shall satisfy its pro rata share (the “Subscription Contribution”) of such excess, based on the number of Warrant Shares to be received by each Holder upon the exercise of its Warrants. Such payment shall be denominated in Euro.

3.	In the event that it is determined by the Company that any adverse tax consequence for the Company, either individually or in the aggregate, is likely to arise that exceeds EUR 50,000 as a result of such use of the Par Value Subscription Reserve by the Company to fund the Subscription Contribution, then the Company shall notify the Holders, the Transfer Agent and the Warrant Agent in accordance with § 18.1 hereof, and shall not use the Par Value Subscription Reserve to fund the nominal value of the Warrant Shares issued upon exercise of the Warrants on behalf of the Holders as provided in § 3.1 hereof. If the Company determines not to fund the nominal value of the Warrant Shares via the set-off as provided in § 3.1 hereof, then the Company shall instead act upon the instructions of the Holders, which instructions are hereby given to the Company by the Holders upon the acceptance of the Warrants (with written notice setting forth full details as to such action to be provided to the Warrant Agent), to cause a sufficient number of Warrant Shares issuable upon the exercise of the Warrants to be sold and the proceeds thereof shall be used to fund payment in Euro, on behalf of the exercising Holders, of the entire amount of the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants by Holders thereof during the Exercise Period, and the number of Warrant Shares deliverable under the Warrants to each exercising Holder of a Warrant shall be reduced on a pro rata basis to take account of the Warrant Shares sold to fund the Subscription Contribution of the Holders.

4.	If, pursuant to the terms of § 3.2 hereof, the Subscription Contribution is to be used by exercising Holders to satisfy their respective pro rata share of the amount by which the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants during the Exercise Period exceeds the amount of the Par Value Subscription Reserve, and such Subscription Contribution by the exercising Holders is deemed to be inconsistent with the exemption from registration under the 1933 Act upon which the Company is relying with respect to the Warrant Shares receivable upon exercise of the Warrants, then the Company shall notify the Holders and the Warrant Agent in accordance with § 18.1 hereof, and shall instead act upon the instructions of the Holders, which instructions are hereby given to the Company by the Holders upon the acceptance of the Warrants (with written notice setting forth full details as to such action to be provided to the Warrant Agent), to cause a sufficient number of Warrant Shares issuable upon the exercise of the Warrants to be sold and the proceeds thereof shall be used to fund payment in Euro, on behalf of the exercising Holders, of the entire amount of the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants with respect to the Warrant Shares receivable upon exercise of the Warrants by the Holders thereof during the Exercise Period, and the number of Warrant Shares deliverable under the Warrants to each exercising Holder of a Warrant shall be reduced on a pro rata basis to take account of the Warrant Shares sold to fund the Subscription Contribution of the Holders.

5.	If the payment by the Holders of any Subscription Contribution results, in the Company’s sole determination, in the need to register the issuance of the Warrant Shares with any Governmental Body (as defined in § 19 of these Terms and Conditions) pursuant to any applicable securities laws (including, without limitation, any registration required under applicable U.S. securities laws), the Company shall cause such registration to be effected.

§ 4

Payment of Taxes

The Company will pay any tax and other governmental charges, including capital tax in The Netherlands (kapitaalbelasting) and all documentary stamp taxes, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants, other than income taxes imposed on the Holders, provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of Warrant Shares in a name other than that of the Holder of the Warrants exercised for such Warrant Shares, and neither the Company nor the Warrant Agent shall be required to issue or deliver such Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax (and the Company shall have provided the Warrant Agent with written confirmation as to the receipt of such payment) or shall have established to the satisfaction of the Company and the Warrant Agent that such tax has been paid. In no event shall the Warrant Agent have any obligations hereunder with respect to the payment of any taxes or governmental charges described in this § 4 of these Terms and Conditions or otherwise.

§ 5

Exchange Ratio Based on the Equity Value of the Company

The number of Warrant Shares to be delivered upon the exercise of each Warrant shall be calculated, subject to the provisions of § 2 of these Terms and Conditions, by (a) calculating the equity value (“Equity Value”) of the Company in accordance with § 6 of these Terms and Conditions and (b) matching the Equity Value to the corresponding range in the second column of the following table attached hereto as Table A which determines the shareholding (in percentage) in the Company that can be obtained by the Holders of the Warrants upon the full exercise of all Warrants. The number of Warrant Shares to be delivered upon the exercise of one Warrant is subject to adjustment under certain circumstances as provided in § 9 hereof.

TABLE A

EQUITY OVER WHICH THE WARRANTS ARE EXERCISABLE

Number of shares over which Warrants may be exercised123	Exercisable if Equity Value equals or falls between[4]	Consenting Noteholder Shareholding post-exercise of Warrants	Current Shareholder Shareholding post-exercise of Warrants

1.1	€310,000,000 and €329,999,999	89.0%	11.0%

2.3	€330,000,000 and €349,999,999	88.0%	12.0%

3.4	€350,000,000 and €369,999,999	87.0%	13.0%

4.7	€370,000,000 and €389,999,999	86.0%	14.0%

5.9	€390,000,000 and €409,999,999	85.0%	15.0%

7.1	€410,000,000 and €429,999,999	84.0%	16.0%

8.4	€430,000,000 and €449,999,999	83.0%	17.0%

9.8	€450,000,000 and €469,999,999	82.0%	18.0%

11.1	€470,000,000 and €489,999,999	81.0%	19.0%

12.5	€490,000,000 and €509,999,999	80.0%	20.0%

[1]	For the avoidance of doubt, the proportion of equity over which Warrants may be exercised will be the specific amount set out in the schedule above and will not be a cumulative amount for valuation ranges up to the determined valuation.
[2]	Assumes there are 100 shares issued and outstanding immediately following the closing of the Restructuring with Current Shareholders holding 10 shares and Noteholders holding 90 shares.
[3]	For the avoidance of doubt, numbers in this column have been rounded to one decimal place. The true number of shares shall be calculated more accurately by reference to the exact percentages as set out in the final two columns of this table.
[4]	In the event that any Notes are not exchanged on or prior to the Effective Date, the values in this column shall be reduced by the lower of (i) the face value of the Notes outstanding and not exchanged pursuant to a Private Subscription plus all accrued and unpaid interest thereon as of the Valuation Date, or (ii) the aggregate cash amount or, in the case of non-cash consideration, the fair market value of such consideration as of the date of the exchange of such Notes, used between the Effective Date and the Valuation Date to redeem or otherwise extinguish any Notes not exchanged on or prior to the Effective Date.

Number of shares over which Warrants may be exercised123	Exercisable if Equity Value equals or falls between[4]	Consenting Noteholder Shareholding post-exercise of Warrants	Current Shareholder Shareholding post-exercise of Warrants

14.6	€510,000,000 and €529,999,999	78.5%	21.5%

16.9	€530,000,000 and €549,999,999	77.0%	23.0%

19.2	€550,000,000 and €569,999,999	75.5%	24.5%

21.6	€570,000,000 and €589,999,999	74.0%	26.0%

24.1	€590,000,000 and €609,999,999	72.5%	27.5%

26.8	€610,000,000 and €629,999,999	71.0%	29.0%

29.5	€630,000,000 and €649,999,999	69.5%	30.5%

32.3	€650,000,000 and €669,999,999	68.0%	32.0%

35.3	€670,000,000 and €689,999,999	66.5%	33.5%

38.5	€690,000,000 and above	65.0%	35.0%

§ 6

Valuation procedure

1.	As soon as possible after October 31, 2005 (the “Valuation Date”), the Company’s board of directors (the “Board of Directors”) will use the Market Method, described in § 6.2 hereof, to determine the equity value of the Company as of the Valuation Date for the purposes of determining the number of Warrant Shares issuable upon exercise of the Warrants.

2.	The Company’s equity valuation shall be determined by (i) taking the daily weighted (by reference to volume) average ordinary share price for a period starting from thirty (30) trading days prior to the Valuation Date and ending thirty (30) trading days after the Valuation Date (the “Valuation Period”), (ii) multiply such share price by the average number of Ordinary Shares in the Company issued and outstanding throughout this period to reach the Observable Market Value, and (iii) multiplying the Observable Market Value by the Gross-Up Multiple referenced in the following Table B to reach the total Equity Value (the “Market Method”).

TABLE B

MARKET METHOD FACTORS

Total Equity Value	Consenting Noteholders Value	Old Equity Value	Observable Market Value[1]	Gross-Up Multiple[2]

300	270	30	300.00	1.0000

320	284	36	315.56	1.0141

340	298	42	331.11	1.0268

360	312	48	346.67	1.0385

380	326	54	362.22	1.0491

400	340	60	377.78	1.0588

420	352	68	391.11	1.0739

440	364	76	404.44	1.0879

460	376	84	417.78	1.1011

480	388	92	431.11	1.1134

500	400	100	444.44	1.1250

520	407	113	452.22	1.1499

540	414	126	460.00	1.1739

560	421	139	467.78	1.1971

580	428	152	475.56	1.2196

600	435	165	483.33	1.2414

620	439	181	487.78	1.2711

Total Equity Value	Consenting Noteholders Value	Old Equity Value	Observable Market Value[1]	Gross-Up Multiple[2]
640	443	197	492.22	1.3002
660	447	213	496.67	1.3289
680	451	229	501.11	1.3570
700	455	245	505.56	1.3846

[1]	To the extent that an Observable Market Value lies between two specified values, the Gross-Up Multiple shall be determined by linearly interpolating between the two Gross-Up Multiples corresponding to the two Observable Market Values between which the actual Observable Market Value lies.
[2]	Shown as to four decimal places.

3.	Notwithstanding the foregoing, if a majority of the Board of Directors determines that there has been a suspicion of market manipulation during the Valuation Period, then the Board of Directors will also determine the Company’s equity value using the Multiple Method described in § 6.4 below, and to the extent the Market Method differs from the Multiple Method by ten percent (10%) or more, then the matter shall be referred by the Company to the President of the Institute of Chartered Accountants of England and Wales for the purpose of appointing a single arbitrator (the “Arbitrator”). If the variance between the Market Method calculation and the Multiple Method calculation is less than ten percent (10%), the Board of Directors shall use the equity value determined by the Market Method to determine the number of Warrant Shares issuable pursuant to the Warrants.

4.	For the purpose of these Terms and Conditions, the equity valuation using the Multiple Method shall be calculated by (i) multiplying the reported consolidated EBITDA for the Company in the year ended on the Valuation Date using a multiple of eight (8) and (ii) subtracting net indebtedness, which is calculated as all funded debt instruments (including capital leases and preference shares) less cash and cash equivalents (the “Multiple Method”).

5.	Upon appointment, the Arbitrator shall commission and review the value opinions provided by three (3) independent international investment banks (the “Third Party Investment Banks”). Each of the following three parties shall select one of the three Third Party Investment Banks: (i) the three directors appointed to the Company’s Board of Directors by the Ad Hoc Committee (or its successor) representing the Consenting Noteholders, (ii) the three directors appointed to the Company’s Board of Directors by Schoeller Logistic Technologies GmbH and Schoeller Logistic Systems GmbH, and (iii) the Arbitrator. At the direction of the Arbitrator, the Company shall allocate the number of Warrant Shares issuable pursuant to the Warrants, based on an equity value equal to the average of the valuation analyses of the three Third Party Investment Banks.

6.	A copy of the valuation instructions (the “Valuation Instructions”) to be provided to the three Third Party Investment Banks for use in preparing their valuation analyses is set forth as § 7 hereof.

7.	If, on the Valuation Date, the Ordinary Shares in the Company are not listed on the Frankfurt Stock Exchange or any other stock exchange, then the matter shall be referred by the Company to the Arbitrator as described above in § 6.3 of these Terms and Conditions for the purpose of determining the Company’s equity value.

§ 7

Valuation Instructions to the Third Party Investment Banks

1.	Timetable

The three Third Party Investment Banks will each report their findings in writing (the “Written Valuation Opinions”) to the Arbitrator as defined herein within a period of four weeks from the commencement of their appointment. This period of four weeks shall only be extended by the Arbitrator acting in consultation with the Company’s Board of Directors.

2.	Market Manipulation

Market manipulation includes trading activity within the markets for the Company’s Ordinary Shares (“Manipulation”) which has resulted either in an increase or decrease (a “Deviation”) of the Company’s equity value as calculated by the Market Method. For the avoidance of doubt, references in this § 7 either to “Manipulation” or “Market Manipulation” shall not mean that any of the parties referred to herein have been, or are suspected of being, involved in any criminal or other illegal conduct or activities whatsoever.

3.	Determining a Point Valuation

In accordance with the Term and Conditions of the Warrants, the Third Party Investment Banks shall each provide a valuation (the “Point Valuation”) of the Company’s ordinary equity which removes the effects of any Deviation from the Company’s equity value as calculated under the Market Method.

4.	Sources of Information

(a)	For the avoidance of doubt, the three Third Party Investment Banks shall be entitled to use in their own discretion the following information when preparing their Written Valuation Opinions:

(i)	Any information relating to the Company which, immediately prior to the final day of the Valuation Period, is publicly available and which is not subject to any restrictions arising from confidentiality or other non-disclosure arrangements.

(ii)	Any information which the Company ordinarily provides or would provide to equity analysts in the ordinary course.

(iii)	Any other public information relating to the market, the industry and comparable companies which the three Third Party Investment Banks deem to be relevant.

(b)	When preparing their Written Valuation Opinions as described, the three Third Party Investment Banks are specifically prohibited from using any information relating to the Company and/or its business interests which does not fall within the categories described in 4(a)(i) and 4(a)(ii) above.

5.	Valuation to be Prepared by Third Party Investment Banks

The three Third Party Investment Banks will each provide to the Arbitrator separate Written Valuation Opinions as described. A copy of each Written Valuation Opinion should be provided to the Company’s Board of Directors by the Arbitrator, once completed. For each Third Party Investment Bank, the contents of their Written Valuation Opinions shall be limited to the following:

(a)	A single Point Valuation of the Company’s equity value. Each of the three Third Party Investment Banks is expressly prohibited from providing their equity valuations within their Written Valuation Opinions in the form of a range. For the avoidance of doubt, valuations shall not be “per share” valuations;

(b)	The valuation methodologies used in determining the Point Valuation;

(c)	A summary of the information used when determining the Point Valuation; and

(d)	Confirmation that the Point Valuation excludes those factors or matters specified in clause 8 (“Excluded Items”) below.

6.	Equity Value

For the avoidance of doubt and for the purposes of preparing their Written Valuation Opinions only, the three Third Party Investment Banks shall treat the Company’s equity value as the value attributable to the entire issued ordinary share capital of the Company on the Valuation Date independent of its structure of Ordinary Shares, warrants and other equity securities.

7.	Valuation Techniques

The three Third Party Investment Banks shall be entitled to use any generally accepted valuation techniques or methodologies for the purposes of arriving at their respective Point Valuations as would ordinarily be used by reasonably competent third party investment banks when conducting similar written valuation opinions on arm’s length terms for other business entities in the open market.

8.	Excluded Items

The three Third Party Investment Banks shall have regard to the following matters when carrying out their Written Valuation Opinions:

(i)	No Control Premium: The Company’s equity value calculated by the three Third Party Investment Banks shall exclude any premium that could be added to reflect a controlling equity interest in the Company.

(ii)	No Strategic Premium: The Company’s equity value calculated by the three Third Party Investment Banks shall not reflect any possible “strategic” premium that a potential acquirer of the Company’s business might pay to reflect possible financial or operational synergies, improved market position, or any other business factor.

9.	Questions and/or Requests for Information

(a)	The Third Party Investment Banks shall have the opportunity to meet with the Company’s management team and/or members of the Board of Directors to discuss the business and ask any questions which they may have, save that no material price sensitive information which has not previously been made public may be disclosed by the Company to the three Third Party Investment Banks during these meetings with the Company’s management team and/or members of the Board of Directors.

(b)	Should any of the three Third Party Investment Banks have any questions, or require any additional information, when preparing their Written Valuation Opinions for the Arbitrator within the timetable identified in clause 1 above, then the three Third Party Investment Banks should submit their questions and/or requests for information to the Arbitrator in writing.

(c)	The Arbitrator shall ensure that copies of any written questions and/or requests for information, and their written responses, are circulated to each of the three Third Party Investment Banks involved in conducting their Written Valuation Opinions, with a copy to the Company’s Board of Directors, promptly, and in any event, prior to any Written Valuation Opinions being concluded.

§ 8

Restrictions on Transferability

The Warrants and the Warrant Shares may not be transferred, hypothecated or assigned before the satisfaction of conditions intended to ensure compliance with the provisions of the 1933 Act. Satisfaction of such conditions shall be determined by the Company, the Warrant Agent and the Transfer Agent, as applicable.

§ 9

Merger, Consolidation and Sale of Assets; Adjustments

1.	The number of Warrant Shares for which each Warrant is exercisable shall be subject to adjustment from time to time as set forth in this § 9 of these Terms and Conditions. “Ordinary Shares” shall mean (except where the context otherwise indicates) the Ordinary Shares, EUR 0.10 par value (or such other par value as adjusted by any capital reduction), of the Company as constituted on the Effective Date, and any capital stock into which such Ordinary Shares may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated)

issued to the holders of Ordinary Shares upon any reclassification thereof which is also not preferred as to dividends or assets over any other class of shares of the Company and which is not subject to redemption and (ii) ordinary shares of any successor or acquiring corporation received by or distributed to the holders of Ordinary Shares of the Company. “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. For the purpose of this definition, “control” when used with respect to any person, whether through the ownership or otherwise, and the terms “controlling” and “controlled” have the meaning as correlative to the foregoing.

(a)	Subject to the provisions of lit. (b) of this § 9.1, in case of the consolidation of the Company with, or merger of the Company with or into, or of the sale of all or substantially all of the properties, business or assets of the Company to, any Person, and in connection therewith consideration in the form of ordinary shares of the successor or acquiring corporation, or any cash, shares of capital stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of ordinary shares of any successor or acquiring corporation (“Other Property”) is to be received by or distributed to holders of Ordinary Shares (or other securities or property purchasable upon exercise of Warrants) in exchange therefore, the Warrants shall remain subject to these Terms and Conditions and each Warrant shall, after such consolidation, merger or sale, entitle the Holder thereof to receive upon exercise the number of ordinary shares of capital stock and Other Property of the Company or of such Person resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, that would have been distributable or payable on account of the Ordinary Shares (or other securities or property purchasable upon exercise of Warrants) if such Warrant had been exercised immediately prior to such merger, consolidation or sale (or, if applicable, the record date therefore), subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company, acting on an affirmative vote of at least five of the seven members thereof or as otherwise provided in the Company’s Articles of Association) to implement the adjustments contemplated in this § 9.1 (a); and in case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition applicable to the Warrants under these Terms and Conditions to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company, acting on an affirmative vote of at least five of the seven members thereof or as otherwise provided in the Company’s Articles of Association) in order to provide for adjustments of Ordinary Shares for which Warrants are exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this § 9.1(a). For purposes of this § 9.1, “ordinary shares” of the “successor or acquiring corporation” shall include capital stock of such corporation of any class which is not preferred as to dividends or assets over any other class of shares of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of capital stock or other securities which are convertible into or exchangeable for any such shares, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such shares. The foregoing provisions of this § 9.1 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

(b)	Notwithstanding the provision of § 9.1 (a) hereof (i) if (A) the Company merges or consolidates with, or sells all or substantially all of its property, business or assets to, another person or (B) a person or persons acting in concert with such person (collectively the “Offeror”) make an offer to the holders of any class of voting or non-voting equity share capital of the Company, and in each of (A) and (B) above consideration is payable to holders of Ordinary Shares in exchange for their Ordinary Shares in connection with such merger, consolidation, sale or offer which consists solely of cash, where the equity value of the Company, as determined by multiplying the consideration payable to the holders of Ordinary Shares by the appropriate number in the fifth column of Table B set out in § 6.2 hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of such table), is in an applicable amount set forth in the second column of Table A set out in § 5 hereof or (ii) in the event of the dissolution, liquidation or winding up of the Company where the equity value of the Company, as determined using the valuation procedures established pursuant to § 6 hereof, is in an applicable amount set forth in the second column of Table A set out in § 5 hereof, then, (I) in the case of (i) above, a Holder, in the event that such Holder notifies the Company in writing that he wishes to participate in any such merger, consolidation, sale, offer or proposal, and (II) in the case of (ii) above, each Holder, shall be entitled to receive distributions on the date of such event on an equal basis with holders of Ordinary Shares (or other securities issuable upon exercise of such Holders’ Warrants) as if such Holder’s Warrants had been exercised immediately prior to such event, less any Subscription Contribution with respect to the Warrant Shares (or other securities issuable upon exercise of such Holder’s Warrants) into which such Warrants are exercisable. Upon receipt of such payment by a Holder (or by an electing Holder in the case of (I) above) referred to in the preceding sentence, if any, the rights of a Holder (or of an electing Holder in the case of (I) above) shall terminate and cease and such Warrants shall expire. In case of any such merger, consolidation, sale of assets or offer or proposal in which a Holder has elected to participate, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding up of the Company, the Company shall deposit promptly with the Warrant Agent the funds, if any, necessary to pay the Holders. After receipt of such deposit from such person or the Company and after the surrender of Warrants, the Warrant Agent shall make payment by delivering a check in the amount as is appropriate

(or, in the case of consideration other than cash, such other consideration as is appropriate) to such person or persons as it may be directed in writing by the Holder surrendering such Warrant. In the case of (i) above, in the event that a Holder does not accept such offer or proposal by the close of such merger, consolidation or sale, such Holder’s Warrants shall remain outstanding unless the Offeror has offered to issue a new warrant to such Holder in exchange for such Holder’s Warrants, which new warrant (to be substantially on the same terms and conditions as the Warrant set forth in this Warrant Certificate, as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof; provided, that if an affirmative vote of at least five of the seven members of the Board of Directors cannot be obtained, the Board of Directors shall designate an internationally recognized investment bank (not affiliated with the Company or any of its shareholders) to determine whether or not the terms and conditions of any such new warrants are substantially the same as those set forth in these Terms and Conditions, which determination of such investment bank shall be binding on the Board of Directors and shall be given effect by a resolution of the Board of Directors), shall be exercisable for such number of shares, securities or other property of the Offeror per Ordinary Share as the Offeror offered to holders of Ordinary Shares in its offer or proposal thereto. Notwithstanding anything to the contrary in § 9.1 (b) (i), if Holders representing an aggregate of no less than sixty six and two-thirds percent (66 2/3%) of the total outstanding Warrants elect to participate in the merger, consolidation, sale, offer or proposal, then the remaining Holders shall be obligated to participate in such merger, consolidation, sale, offer or proposal on the same terms and conditions as those Holders electing to participate.

(c)	Notwithstanding the provisions of § 9.1 (a) hereof, in the event that any Offeror is required under applicable Dutch or German law to make an offer to the holders of any class of voting or non-voting equity share capital and to the holders of any class of voting or non-voting equity share capital of the Company, then the Company, so far as it is able, shall ensure that the Offeror makes an appropriate offer or proposal, in relation to the Warrants, to each Holder thereof. The Board of Directors shall obtain advice from an independent financial advisor on the offer or proposal to the Holders and shall as soon as reasonably practicable, and subject to any rule of law or regulation, make the substance of such advice known to the Holders, together with the Board of Directors’ view on such offer or proposal. In the event that a Holder accepts such offer or proposal by the close of such offer or proposal, the rights of such Holder to exercise the Warrants in respect of which such Holder has accepted such offer or proposal shall, subject to receipt by such Holder, or such other Person as such Holder may direct to the Offeror in writing, of the payment in cash or the shares, securities or other property to be received by the Holder in connection with such offer or proposal, terminate on acceptance of such offer or proposal and such Warrants shall expire. In the event that a Holder does not accept such offer or proposal by the close of such offer or proposal, such Holder’s Warrants shall remain outstanding unless the Offeror has offered to issue a new warrant to such Holder in exchange for such Holder’s Warrant, which new warrant (to be substantially on the same terms and conditions as the Warrant set forth in this Warrant Certificate, as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof; provided, that if an affirmative vote of at least five of the seven members of the Board of Directors cannot be obtained, the Board of Directors shall designate an internationally recognized investment bank (not affiliated with the Company or any of its shareholders) to determine whether or not the terms and conditions of any such new warrants are substantially the same as those set forth in these Terms and Conditions, which determination of such investment bank shall be binding on the Board of Directors and shall be given effect by a resolution of the Board of Directors), shall be exercisable for such number of shares, securities or other property of the Offeror per Ordinary Share as the Offeror offered to holders of Ordinary Shares in its offer or proposal thereto. Upon such offer by the Offeror to such Holder, the Holder shall be required to accept such new warrant in exchange for its Warrant, whereupon, subject to receipt by the Holder of such new warrant, the rights of such Holder shall terminate and such Holder’s Warrants shall expire.

2.	The number of Warrant Shares issuable upon exercise of each Warrant shall be subject to adjustment from time to time as follows, provided, that where any adjustments are made in accordance with the following to the aggregate number of Warrant Shares to be received on exercise of the Warrants, such adjustment shall be allocated between each of the Warrants on a pro rata basis:

(a)	In case the Company shall (i) subdivide its issued and outstanding Ordinary Shares, (ii) combine its issued and outstanding Ordinary Shares into a smaller number of Ordinary Shares, or (iii) issue any shares of its share capital in a reclassification of the Ordinary Shares (other than a reclassification in connection with a merger, consolidation, or other business combination which will be governed by § 9.1 hereof), the number and kind of Warrant Shares or share capital of the Company issuable upon the exercise of a Warrant (as in effect immediately prior to such dividend, distribution, subdivision, combination or issuance) shall be proportionately adjusted so that the Holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares in the share capital of the Company that such Holder would have been entitled to receive immediately following any of the events described above if such Warrant had been exercised immediately prior to the happening of such event or any record date with respect thereto (with any record date requirement being deemed to have been satisfied).

(b)	If at any time the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive any dividend or other distribution of: (i) any Ordinary Shares, or (ii) any warrants or other rights to subscribe for or purchase any Ordinary Shares (including, without limitation, Ordinary Shares issued upon exercise of management options granted pursuant to the Management Share Incentive Plan), such that any such issuance (the “Equity Issuance”), either individually or in the aggregate, exceeds 0.5% of the total issued and outstanding equity of the Company immediately following the date the Effective Date, Table A, as set forth in § 5 above, will be adjusted as follows: (i) each number in Columns 3 and 4 will be multiplied by a factor equal to X/(X+Y) where X is the total number of Ordinary Shares post-exercise of Warrants as if the Equity Issuance had not occurred and Y is the number of Ordinary Shares issued pursuant to the Equity Issuance; and (ii) each number in Column 2 will be multiplied by a factor equal to (X+Y)/X where X is the total number of Ordinary Shares post-exercise of Warrants as if the Equity Issuance had not occurred and Y is the number of Ordinary Shares issued pursuant to the Equity Issuance.

(c)	(i) If any event (other than an event which is subject to paragraphs (a) and (b) of this § 9.2) shall occur as to which the other provisions of § 9.1 or this § 9.2 are not strictly applicable, but the failure to make any adjustment would have the effect of depriving Holders of the benefit of all or a portion of the exercise rights in respect of any Warrant in accordance with the essential intent and principles of this § 9.2, then, in each such case, the Board of Directors of the Company shall provide for an appropriate adjustment, on a basis consistent with the essential intent and principles established in this § 9.2 necessary to preserve, without dilution, such exercise rights. The Company will promptly send a written notice setting forth full details with respect to such adjustments to the Warrant Agent and inform the Holders in accordance with § 18.1 hereof and the Company shall make the adjustments described therein.

(ii) The Company will not, by amendment of its Articles of Association or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of these Terms and Conditions, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against dilution or other impairment.

(d)	No adjustment in the aggregate number of Warrant Shares shall be required unless such adjustment (plus any other adjustments not previously made by reason of this paragraph (d)) would require an increase or decrease of at least 0.5% in the number of Warrant Shares; provided, however, that any adjustments that by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one thousandth of a Warrant Share.

(e)	If the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to any shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(f)	Neither the Warrant Agent nor the Transfer Agent shall be required to make any determination with respect to the adjustments in this § 9.

§ 10

Acceleration

1.	Notwithstanding the provisions of § 9 hereof, if, at any time after the Effective Date, but prior to the termination of the Exercise Period, (i) the Company receives an offer from any Person or (ii) an offer is made by any Person to the holders of any class of voting or non-voting equity share capital of the Company, in each of (i) and (ii) above, which offer includes an offer to the Company to consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Ordinary Shares of the Company), or sell, transfer or otherwise dispose of all or substantially all of the Company’s property, assets or business to another corporation prior to the Expiration Time, following the Board of Directors’ formal determination to accept any such offer, and pursuant to the terms of such offer, merger, consolidation or disposition of assets, ordinary shares of the successor or acquiring corporation, or any cash, other securities or Other Property are to be received by or distributed to the holders of Ordinary Shares of the Company that, after adjustment of such offer by multiplying such offer by the appropriate number in the fifth column of Table B set out in § 6.2 hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of Table B set out in § 6.2 hereof), values the Company at a level which would entitle the Warrants to be exercised pursuant to the equity values listed in the second column of Table A set out in § 5 hereof (an “Acceleration Offer”), then immediately prior to the closing of the transaction to which the Acceleration Offer is related, Warrants in respect of which exercise has been elected pursuant to § 10.2 hereof shall (y) accelerate as to the applicable amount set forth in the second column of Table A set out in § 5 hereof and (z) be exchanged for Warrant Shares.

2.	In the event of an Acceleration Offer, for the period immediately following the Board of Directors’ formal determination to accept any Acceleration Offer (acting on the affirmative vote of at least five of the seven members of the Board of Directors or as otherwise provided in the Company’s Articles of Association) and prior to the closing of the transaction to which the Acceleration Offer relates (the “Acceleration Offer Exercise Period”), a Holder of a Warrant may exercise such Warrant, on any Business Day, for all of the number of Warrant Shares issuable thereunder. Upon the occurrence of an Acceleration Offer, the Warrant shall be exercisable for such number of Warrant Shares calculated by (a) multiplying the Acceleration Offer by the appropriate number in the fifth column of Table B set out in § 6.2 hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of Table B set out in § 6.2 hereof) and

(b) by matching the value of such adjusted Acceleration Offer with the applicable amount set forth in the second column of

Table A set out in § 5 hereof, including any applicable adjustments provided under § 9 of these Terms and Conditions. Each Warrant not exercised prior to the end of the Acceleration Offer Exercise Period shall become void and all rights thereunder and all rights in respect thereof under these Terms and Conditions shall cease as of such time; provided, that any Acceleration Offer Exercise Period shall remain open for at least twenty (20) Business Days.

§ 11

Notice on Adjustment and/Acceleration to the Warrant Holders

1.	Whenever the number of Warrant Shares for which each Warrant is exercisable shall be adjusted pursuant to §§ 9.1(a) or 9.2 hereof, the Company shall forthwith prepare a certificate to be executed by any two Directors of the Company as permitted under the Company’s Articles of Association setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company determined the fair value of any shares of stock, other securities or property or warrants or other subscription or purchase rights referred to in §§ 9.1(a) or 9.2) hereof, specifying the number of Warrant Shares for which each Warrant is exercisable and (if such adjustment was made pursuant to §§ 9.1(a), 9.2(a), 9.2(b) or 9.2(c) hereof) describing the number and kind of any other shares or Other Property for which each Warrant is exercisable after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder and the Warrant Agent in accordance with § 18.1 hereof. The Company shall keep at its office or agency designated pursuant to § 16 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof.

2.	If at any time during the Exercise Period:

(a)	the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of capital stock of any class or any other securities or property, or to receive any other right;

(b)	there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation; or

(c)	there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holders (i) at least 30 days’ prior written notice (with a copy to the Warrant Agent) of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days’ prior written notice

(with a copy to the Warrant Agent) of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Ordinary Shares shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be delivered to Holders and the Warrant Agent in accordance with § 18.1 hereof.

§ 12

No Impairment

1.	The Company shall not by any action, including, without limitation, amending its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of these Terms and Conditions, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holders against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of the Warrants and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under these Terms and Conditions.

2.	Upon the request of a Holder, the Company will at any times during the period each Warrant is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of each Warrant held by such Holder and the obligations of the Company hereunder.

§ 13

Reservation and Authorization of Ordinary Shares;

Registration with or Approval of any Governmental Body

1.	The Company will at all times reserve and keep available for issuance upon the exercise of Warrants, free of pre-emptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof, such number of its authorized but unissued Warrant Shares as will be sufficient to permit the exercise in full of all outstanding Warrants.

2.	The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will be (i) upon payment of Subscription Contribution with respect to the Warrant Shares issuable upon the exercise of any such the Warrants and (ii) upon issuance of the Warrant Shares, duly authorized and validly issued, fully paid and not subject to any calls for funds and non-assessable, free of pre-emptive rights (other than those validly and effectively disapplied or waived) and free from all taxes, liens, charges and security interests with respect to the issuance thereof. Any Warrant Shares which may be issued upon exercise of Warrants shall rank pari passu with all the Ordinary Shares then in issue save that they shall not entitle the holder of the Warrant Shares to any dividends or distributions declared, paid or made on the Ordinary Shares by reference to any record date prior to, or in respect of any period ending prior to, the date of issue.

3.	Before taking any action which would result in an adjustment in the number of Warrant Shares for which each Warrant is exercisable, the Company shall obtain all such authorizations or exemptions therefore, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

4.	If any Warrant Shares required to be reserved for issuance upon exercise of Warrants require registration or qualification with any Governmental Body or other governmental approval or filing under any federal or state law before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered or such approval to be obtained or filing made.

§ 14

Taking of Record; Share Capital and Warrant Transfer Books

In the case of all dividends or other distributions by the Company to the holders of its Ordinary Shares with respect to which any provision of § 9.2 hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

§ 15

Listing on Frankfurt Stock Exchange

The Warrants shall be admitted to the Official List of the Frankfurt Stock Exchange. The Company will, to the extent permitted under Dutch and German laws, at its expense, list, maintain and, when necessary, increase such listing of, all Warrant Shares issued or, issuable upon the exercise of the Warrants so long as any ordinary shares of the Company are listed on the Frankfurt Stock Exchange during the Exercise Period.

§ 16

Office of Company

As long as any Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Global Bearer Warrant Certificate, these Terms and Conditions and documents related to the Company that shall be disclosed under these Terms and Conditions may be reviewed as provided in the Terms and Conditions.

§ 17

Warrant Agent/Paying Agent

1.	Commerzbank AG, Kaiserplatz, 60261 Frankfurt am Main, Germany, shall be the warrant agent (the “Warrant Agent”).

2.	Commerzbank Aktiengesellschaft, Kaiserplatz, 60261 Frankfurt am Main, Germany, shall be the paying agent with respect to the Warrants (the “Paying Agent”).

3.	The Warrant Agent and the Paying Agent act solely as agents of the Company. There is no agency or fiduciary relationship between the Warrant Agent and the Paying Agent on the one hand and Holders on the other hand.

4.	Deutsche Bank Trust Company Americas, a New York Corporation, 60 Wall Street, New York, NY 10005, USA, shall be the transfer agent with respect to Warrants held in certificated form and Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, shall be the German transfer agent (jointly referred to as the “Transfer Agent”).

5.	Should any event occur which would result in the Warrant Agent, the Paying Agent and or the Transfer Agent being unable to act as Warrant Agent, Paying Agent or Transfer Agent, as the case may be, the Company shall be entitled to appoint another bank of international standing in Frankfurt am Main and/or in New York as Warrant Agent, Paying Agent or Transfer Agent. The appointment of a new Warrant Agent, Paying Agent or Transfer Agent shall be published or respectively notified in accordance with § 18.1 without undue delay.

6.	The Warrant Agent, the Paying Agent and the Transfer Agent shall be liable for making, failing to make or accepting statements or for acting or failing to act only and insofar as they fail to act with the diligence of a prudent merchant.

§ 18

Miscellaneous

1.	Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made to

(a)	the Company, the Warrant Agent, the Paying Agent, the Transfer Agent and/or Holders pursuant to the provisions of these Terms and Conditions shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified airmail, return receipt requested, postage prepaid, or by overseas courier, or by telecopy and confirmed by telecopy answerback, addressed as follows:

(i)	If to the Company at:

IFCO Systems N.V.

Zugspitzstrasse 7

D-82049 Pullach

Germany

Telephone: +49 89 744 91 244

Facsimile: +49 89 744 91 239

Attn: Karl Pohler, Michael Nimtsch

(ii)	If to the Warrant Agent at:

Commerzbank Aktiengesellschaft

Kaiserplatz

D-60261 Frankfurt am Main

Germany

(iii)	If to the Paying Agent at:

Commerzbank Aktiengesellschaft

Kaiserplatz

D-60261 Frankfurt am Main

Germany

(iv)	If to the Transfer Agent at:

Deutsche Bank Trust Company Americas

60 Wall Street

New York, NY 10005

USA

Attn: Corporate Trust and Agency Services

Mail Stop: MSNY 60-2515

and

Deutsche Bank AG

Taunusanlage 12

60325 Frankfurt am Main

Germany

Telephone: +49 69 910 35274

Telefax: +49 69 910 38794

(v)	If to Holders, at the addresses on the file with the Company or the Transfer Agent maintained for such purpose.

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited in the mail or sent by overseas courier. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication. In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Agent.

(b)	Holders or holders of Warrant Shares holding their Warrants or Warrant Shares through the clearing system of Clearstream shall be made upon a publication in a mandatory newspaper with nationwide circulation designated by the Frankfurt Stock Exchange.

2.	The Company, acting on an affirmative vote of at least five of the seven members of its Board of Directors, with the written consent of the Warrant Agent and the Holders of a majority of the then outstanding Warrants may from time to time supplement or amend these Terms and Conditions. The consent of each Holder shall be required for any amendment to these Terms and Conditions pursuant to which the number of Warrant Shares issuable upon exercise of the Warrants would be decreased (other than in accordance with §§ 9.1, 9.2 and 10 hereof), the Exercise Period with respect to the Warrants would be reduced, or any other changes that could reasonably be expected to have a material adverse effect on the Holders’ rights hereunder or with respect to the Warrants. Notwithstanding the foregoing, the Company and the Warrant Agent may make, without the consent of the Holders, any changes or corrections to these Terms and Conditions (i) that they deem appropriate to cure any defective or inconsistent provision or manifest error herein contained or (ii) that they may deem necessary or desirable and that shall not adversely affect the interests of the Holders. Notwithstanding anything to the contrary in this § 18.2, the Company shall be permitted to amend these Terms and Conditions without the consent of the Warrant Agent, the Transfer Agent or any Holder of Warrants prior to the time the Warrants become unconditional on the Effective Date.

3.	If any provision of these Terms and Conditions shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining Terms and Conditions. Invalid provisions shall, according to the intent and purpose of these Terms and Conditions, be replaced by such valid provision which in its economic effect comes as close as legally possible to that of the invalid provision.

4.	These Terms and Conditions shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Place of performance shall be Frankfurt am Main, Germany. Place of jurisdiction shall be Frankfurt am Main, Germany. The Holders shall be entitled to assert their claims also before a competent court in The Netherlands. In any such court the laws of the Federal Republic of Germany shall apply as well.

5.	Nothing in these Terms and Conditions shall be construed to give to any Person other than the Company, the Warrant Agent, the Paying Agent, the Transfer Agent and the Holders any legal or equitable right, remedy or claim under these Terms and Conditions; but these Terms and Conditions shall be for the sole and exclusive benefit of the Company and the above mentioned persons.

6.	Prior to the exercise of the Warrants, no Holder, as such, shall be entitled to any rights of a shareholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any pre-emptive right, to receive any notice of meetings of shareholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. Except as otherwise provided for herein, the Holders are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company’s affairs.

§ 19

Definitions

The following terms have the respective meanings set forth below:

“1933 Act” shall mean the U.S. Securities Act of 1933, as amended.

“Acceleration Offer” shall have the meaning set for in § 10.1 of these Terms and Conditions.

“Acceleration Offer Exercise Period” shall have the meaning set forth in § 10.2 of these Terms and Conditions.

“Affiliate” shall have the meaning set forth in § 9.1 of these Terms and Conditions.

“Arbitrator” shall have the meaning set forth in § 6.3 of these Terms and Conditions.

“Asset Sale” shall mean any direct or indirect sale, issuance, conveyance, assignment, transfer, lease, or other disposition (including any sale and lease-back transaction), other than to the Company or any of its Material Subsidiaries, in any single transaction or series of related transactions.

“Bearer Warrants” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Board of Directors” shall have the meaning set forth in § 6.1 of these Terms and Conditions.

“Business Day” shall mean any day of the year on which national banking institutions in New York, New York; London, England; Frankfurt, Germany; or Amsterdam, The Netherlands are open to the public for conducting business and are not required or authorized to close.

“Capitalized Lease Obligations” shall mean with respect to any Person, indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests, or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant, or other security convertible into any of the foregoing.

“Certificated Warrants” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Clearstream” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Common Stock” of any Person shall mean all Capital Stock of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers, or others that will control the management and policies of such Person.

“Company” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Consenting Noteholders” shall mean each of the noteholders signatory to the Restructuring Agreement.

“Consolidated Interest Expense” shall mean, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its material subsidiaries on a consolidated basis including, but not limited to:

(i)	Redeemable Dividends, whether paid or accrued, on Preferred Stock;

(ii)	imputed interest included in Capitalized Lease Obligations;

(iii)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(iv)	the net costs or profits associated with Hedging Obligations;

(v)	amortization of other financing fees and expenses;

(vi)	the interest portion of any deferred payment obligation;

(vii)	amortization of discount or premium, if any;

(viii)	interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables and Related Assets (factoring); and

(ix)	all other non-cash interest expense (other than interest amortized to cost of sales); plus, without duplication, (i) all net capitalized interest for such period, (ii) all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and (iii) the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company that does not constitute Disqualified Capital Stock).

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its material subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however that there shall be excluded therefrom:

(i)	extraordinary or exceptional gains and losses, including, but not limited to, any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its material subsidiaries other than in the ordinary course of business; and

(ii)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Current Shareholder” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Deviation” shall have the meaning set forth in § 7.2 of these Terms and Conditions.

“Disqualified Capital Stock” shall mean any Capital Stock of a Person or a material subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable solely at the option of the holder thereof.

“EBITDA” shall mean, with respect to any Person and its material subsidiaries, for any period, an amount equal to:

(a) the sum of:

(i)	Consolidated Net Income for such period, plus

(ii)	the provisions for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provisions for taxes utilized in computing net loss under Section (a) hereof, plus

(iii)	Consolidated Interest Expense for such period, plus

(iv)	depreciation for such period on a consolidated basis, plus

(v)	amortization for such period on a consolidated basis, plus

(vi)	any other non-cash items decreasing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), plus

(vii)	all one-time, non-recurring losses, minus

(b) the sum of:

(i)	all non-cash items increasing Consolidated Net Income for such period (other than any non-cash item that represents a reversal of an accrual or reserve initially recorded in anticipation of a cash disbursement to be made in a future period), all for such Person and its material subsidiaries determined on a consolidated basis in accordance with US GAAP (based in Euro);

(ii)	all Granulate Sales; and

(iii)	all one-time, non-recurring profits or gains.

“Effective Date” shall mean the date upon which all steps to implement the Restructuring, as set out in the Restructuring Agreement, have been completed.

“Equity Issuance” shall have the meaning set forth in § 9.2(b) of these Terms and Conditions.

“Equity Value” shall have the meaning set forth in § 5 of these Terms and Conditions.

“Excluded Items” shall have the meaning set forth in § 7.5(d) of these Terms and Conditions.

“Exercise Period” shall have the meaning set forth in § 2.1 of these Terms and Conditions.

“Expiration Time” shall have the meaning set forth in § 2.1 of these Terms and Conditions.

“GAAP” shall mean generally accepted accounting principles consistently applied as in effect in the United States.

“Global Bearer Warrant Certificate” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Granulate Sales” shall mean sales of RPC granulates as a result of the sales of broken RPCs. The Company uses the RPC granulate in the RPC manufacturing process.

“Hedging Obligations” shall mean, with respect to any Person, the net payment obligations of such Person under (a) interest rate swap agreements, interest rate capital agreements and interest rate collar agreements, and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

“Holder” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Management Share Incentive Plan” shall mean the management share incentive plan contemplated under the Restructuring Agreement and duly adopted by the Company following approval at a meeting of the Company’s shareholders (if required by applicable Dutch law), covering five percent (5%) of the Company’s fully diluted Ordinary Shares immediately following the completion of the Restructuring.

“Manipulation” shall have the meaning set forth in § 7.2 of these Terms and Conditions.

“Material Subsidiaries” shall mean the companies listed in Schedule G to the Restructuring Agreement.

“Market Method” shall have the meaning set forth in § 6.2 of these Terms and Conditions.

“Multiple Method” shall have the meaning set forth in § 6.4 of these Terms and Conditions.

“Net Income” shall mean, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Noteholders” shall mean Consenting Noteholders.

“Notes” shall mean the EUR 200,000,000 10.625% Senior Subordinated Notes due 2010 issued by the Company pursuant to the Indenture dated as of 8 March 2000, as amended by the First Supplemental Indenture, dated as of 31 May 2000 and by the Second Supplemental Indenture, dated as of 8 September 2000.

“Offeror” shall have the meaning set forth in § 9.1(b) of these Terms and Conditions.

“Ordinary Shares” shall have the meaning set forth in § 9.1 of these Terms and Conditions.

“Other Property” shall have the meaning set forth in § 9.1(a) of these Terms and Conditions.

“Par Value Subscription Reserve” shall have the meaning set forth in § 3.1 of these Terms and Conditions.

“Paying Agent” shall have the meaning set forth in § 17.2 of these Terms and Conditions.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Private Subscription” shall mean the offer by the Company to the Consenting Noteholders of an exchange of their Notes for Ordinary Shares, pursuant to the Restructuring Agreement.

“Point Valuation” shall have the meaning set forth in § 7.3 of these Terms and Conditions.

“Preferred Stock” shall mean any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions, or liquidation proceeds of such Person over the holders or other Capital Stock issued by such Person.

“Receivables and Related Assets” shall mean accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to such receivables, including interests in merchandise and goods, the sale or lease of which gives rise to such receivable, related contractual rights, guarantees, insurance proceeds, collections, other related assets, and proceeds of all the foregoing.

“Record Date” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Redeemable Dividend” shall mean, for any dividend or distribution with regard to Preferred Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal or national income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Restructuring” shall mean the financial restructuring of the Company and its subsidiaries on the terms and subject to the conditions set forth in the Restructuring Agreement, with such modifications as mutually agreed to by the Company, the Consenting Noteholders (as defined in the Restructuring Agreement) signatories to the Restructuring Agreement, Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH.

“Restructuring Agreement” shall mean that certain Restructuring Agreement, dated as of 18 September 2002, among the Company, the Consenting Noteholders (as defined in the Restructuring Agreement) signatories to the Restructuring Agreement, Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH.

“RPC” shall mean returnable plastic containers.

“Subscription Contribution” shall have the meaning set forth in § 3.2 of these Terms and Conditions.

“Subscription Notice” shall have the meaning set forth in § 2.4(a) of these Terms and Conditions.

“Subscription Right” shall have the meaning set forth in § 2.1 of these Terms and Conditions.

“Terms and Conditions” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Third Party Investment Banks” shall have the meaning set forth in § 6.5 of these Terms and Conditions.

“Transfer Agent” shall have the meaning set forth in § 17.4 of these Terms and Conditions.

“Valuation Date” shall have the meaning set forth in § 6.1 of these Terms and Conditions.

“Valuation Determination Date” shall mean the date of the final determination of the equity value of the Company as of the Valuation Date as provided in Section 6 of these Terms and Conditions.

“Valuation Instructions” shall have the meaning set forth in § 6.6 of these Terms and Conditions.

“Valuation Period” shall have the meaning set forth in § 6.2 of these Terms and Conditions.

“Warrant Agent” shall have the meaning set forth in § 17.1 of these Terms and Conditions.

“Warrants” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Warrant Shares” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Written Valuation Opinions” shall have the meaning set forth in § 7.1 of these Terms and Conditions.

IFCO Systems N.V.

Amsterdam, in December 2002